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                                                                     Exhibit 2.9

                          PURCHASE AND SALE AGREEMENT


         THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is dated as of May 30, 2003, by and among COUNTRYWOOD APARTMENTS LIMITED PARTNERSHIP, a Florida limited partnership (the "Partnership"), COUNTRYWOOD APARTMENTS GENERAL PARTNERSHIP, a Pennsylvania General Partnership ("Buyer"), and PR COUNTRYWOOD LLC, a Delaware limited liability company ("PREIT GP") and PREIT ASSOCIATES, L.P., a Delaware limited partnership (the "Seller").

                                   Background

         PREIT GP owns a 0.5% general partnership interest (the "General Partnership Interest") and Seller owns a 49.5% limited partnership interest (the "Limited Partnership Interest" and, collectively with the General Partnership Interest, the "Partnership Interests") in the Partnership. Buyer and an affiliate currently own the remaining fifty (50%) percent interest in the Partnership (the "Remaining Interests). The Partnership was formed pursuant that certain Limited Partnership Agreement dated as of August 13, 1993, as amended by First Amendment to Limited Partnership Agreement dated as of September 30, 1997 (together, the "Partnership Agreement"). The Partnership Agreement is hereby incorporated herein by this reference. All defined terms in the Partnership Agreement shall, unless otherwise expressly provided herein, have the same meanings in this Agreement as are ascribed to them in the Partnership Agreement.

         The Partnership owns that certain apartment complex more commonly known as Countrywood Apartments, located at 12101 North Dale Mabry Highway, Tampa, Florida (the "Project"). The Project is encumbered by a first mortgage loan (the "Mortgage Loan") from Collateral Mortgage Capital LLC (the "Lender") pursuant to loan documents (the "Loan Documents") listed on Exhibit "A" hereto. The unpaid principal balance of the Mortgage Loan as of the date hereof is $14,684,143.

         The Partnership desires to redeem the General Partner Interest and Buyer desires to buy the Limited Partnership Interest and the PREIT GP and Seller desire to transfer their respective Partnership Interests, all on the terms and subject to the conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

         1. Redemption of General Partnership Interest. Upon the terms and conditions set forth in this Agreement, upon closing under this Agreement (the "Closing"), the Partnership will redeem the General Partnership Interest from PREIT GP for the Redemption Amount (as defined in Section 3 hereof).

         2. Sale and Purchase of Limited Partnership Interest. Upon the terms and subject to the conditions set forth in this Agreement, upon Closing, Seller will sell, assign, transfer and convey the Limited Partnership Interest to Buyer without recourse, representation or warranty of any kind except as expressly set forth in this Agreement and in the instruments of conveyance, and Buyer will assume, purchase and acquire the Limited Partnership Interest from Seller for the Purchase Price (as defined in Section 3 hereof).


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         3. Payment of Redemption Amount and Purchase Price.

            (a) The parties agree that (x) the fair market value of the assets of the Partnership is $18,283,718, and (y) the combined fair market value of the Partnership Interests is $9,141,859 minus fifty percent (50%) of the principal balance of the Mortgage Loan and plus or minus apportionments and adjustments as provided in the Agreement (such combined fair market value of the Partnership Interest, the "PREIT Value").

            (b) At Closing, the Partnersihp will redeem the General Partnership Interest with funds distributable to Buyer for an amount (the "Redemption Amount") equal to one percent (1%) of the PREIT Value, such Redemption Amount to be paid by wire transfer of immediately available funds to such account as PREIT GP shall direct.

            (c) At Closing, Buyer shall purchase the Limited Partnership Interest for a purchase price (the "Purchase Price) equal to ninety-nine percent (99%) of the PREIT Value, which Purchase Price shall be paid as follows:

                (i) Deposit. Three Hundred Twenty Five Thousand Dollars ($325,000) upon the execution of this Agreement (and as a condition precedent to the effectiveness of this Agreement) by bank wire transfer of immediately available funds to Seller. All such funds will be referred to herein as the "Deposit". The Deposit shall, at Closing, be applied against the Purchase Price payable at Closing. The Deposit shall be non-refundable except as expressly provided in this Agreement.

                (ii) Payment of Purchase Price. $1,350,000 of the Purchase Price shall be paid by a promissory note and security agreement of Buyer which shall bear interest at twelve percent (12%) per annum, payable monthly in arrears, shall mature on December 31, 2003, shall be secured by the grant of a security interest by Buyer in the limited partnership interests in the Partnership and shall be substantially in the form attached hereto as Exhibit "D". The balance of the Purchase Price, less the amount of the Deposit, shall be paid to Seller at Closing by wire transfer of immediately available funds to such account as Seller shall direct.

         4. Apportionments. Apportionments required hereunder shall be prorated as of 11:59 p.m. on May 31,2003.

            (a) Transfer Taxes. If any realty transfer taxes are due in connection with the transactions contemplated hereby, Seller shall be responsible therefor.

            (b) Mortgage Loan. Interest on the Mortgage Loan will be apportioned in accordance with the method by which interest is calculated under the Mortgage Loan, e.g., if interest is payable on the related mortgage loan on the basis of twelve, 30 day months, it shall be apportioned between the PREIT Value and the Remaining Interests on such basis. The PREIT Value and the Remaining Interests shall each include one-half of any deposits (other than security deposits), escrows or reserves required to be maintained by Lender (as hereinafter defined) under the Mortgage Loan.


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            (c) Rents. All collected rents and other payments from tenants under the leases with respect to the Project (the "Leases") shall be prorated between the PREIT Value and the Remaining Interests. PREIT GP and Seller shall be entitled to fifty percent (50%) of all rents, charges, and other revenue of any kind attributable to any period under the Leases to but not including the Closing Date. Rents and expense escalations or other reimbursements due Partnership, as landlord under the Leases, not collected as of the Closing Date shall not be prorated at the time of Closing, but for a period of ninety (90) days after the Closing Date the Partnership shall make a good faith effort to collect the same and to tender to PREIT GP and Seller fifty percent (50%) of any amounts collected (and attributable to the period of time up to but not including the Closing Date) upon receipt (which obligation shall survive the Closing).

            (d) Operating Expenses. Operating Expenses of the Project shall be prorated between the PREIT Value and the Remaining Interests, with the PREIT Value and the Remaining Interests each being responsible for fifty percent (50%) of accrued and unpaid liabilities and being credited for fifty percent (50%) of all prepaid expenses attributable to the period of time up to but not including the Closing Date.

            (e) Taxes. Real estate and personal property taxes shall be prorated for the calendar year or fiscal year, as the case may be, for which such taxes are assessed. Such proration shall be calculated based upon the actual number of days in such calendar year or fiscal year, as the case may be, with the PREIT Value and the Remaining Interests each being responsible for one-half of that portion of such calendar or fiscal year occurring prior to midnight of the day prior to the Closing Date and the Remaining Interests being responsible for that portion of such calendar or fiscal year occurring on and after the Closing Date. All prorations shall be based upon the actual tax assessed. If the real estate and/or personal property tax rate and assessments have not been set for the calendar or fiscal year in which the Closing occurs, then the proration of such taxes shall be based upon the rate and assessments for the preceding calendar or fiscal year, and such proration shall be adjusted between the PREIT Value and the Remaining Interests upon presentation of written evidence that the actual taxes paid for the calendar or fiscal year in which the Closing occurs differ from the amounts used at Closing in accordance with the provisions of Section 3(g). The PREIT Value and the Remaining Interests shall each be responsible for one-half of all installments of special assessments due and payable prior to the Closing Date and the Remaining Interests shall be responsible for all installments of special assessments due and payable on and after the Closing Date; provided, however, that the PREIT Value shall not be adjusted for any installments of special assessments which have not been finally assessed (even if Seller shall have received notice that such an assessment is contemplated) or which relate to projects that have not been completed on the Closing Date.

            (f) Lender Costs. Buyer shall pay all costs and expenses imposed by Lender, including processing fees and Lender's legal fees, relating to the redemption and transfer of the Partnership Interest. It is contemplated that the only costs and expenses shall be Lender's processing fees and its legal and other expenses.

            (g) Other Adjustments. Adjustments pursuant to Closing under this Agreement shall not include security deposits, if any, held by the Partnership under the Leases (which will continue to be held by the Partnership) but shall include, inter alia, credits to the PREIT Value for fifty percent (50%) of bank balances held by the Partnership (except to the extent such bank balances include items, such as current rents or the like that are adjusted between the parties in accordance with this Agreement), utility and other deposits posted by the Partnership, any reserves held by the Lender and revenue from other sources other than the Leases (such as laundry room vending contracts), which have already been apportioned.


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            (h) Delayed Adjustments. If at any time following the Closing Date, any adjustment under any subsection of this Section 3 shall prove to be incorrect (whether as a result in an error in calculation or a lack of complete and accurate information as of the Closing), the party in whose favor the error was made shall promptly pay to the other party the sum necessary to correct such error upon receipt of proof of such error, provided that such proof is delivered to the party from whom payment is requested within ninety (90) days after the Closing Date for all adjustments other than of adjustments of taxes. With respect to taxes, proof must be delivered to the party from whom payment is requested within one (1) year after the Closing Date. The provisions of this
Section 3(h) shall survive the Closing.

            (i) Attorney's Fees. Buyer, PREIT GP and Seller shall each be responsible for paying the fees and expenses of their own attorneys, consultants and other professionals in connection with this transaction.

         5. Closing. Closing under this Agreement shall occur no later than 2:00 p.m. on May 30, 2003 (the "Closing Date") but shall be effective as of 11:59 p.m. on May 31, 2003. Closing shall occur by delivery of all necessary documents by mail, fax or courier service to the offices of Drinker Biddle & Reath LLP, 18th and Cherry Streets, One Logan Square, Philadelphia, Pennsylvania 19103 and payment of the PREIT Value by wire transfer of immediately available funds to such account as PREIT GP and Seller direct. Time is of the essence with respect to Closing. Failure to deliver such documents on the Closing Date and/or failure to pay the PREIT Value shall constitute a default hereunder.

         6. Representations and Warranties of Seller. PREIT GP and Seller hereby represent and warrant to Buyer as follows:

            (a) Organization and Good Standing. PREIT GP is a limited liability company duly organized and validly existing under the laws of the State of Delaware. Seller is a limited partnership duly organized and validly existing under the laws of the State of Delaware.

            (b) Due Authorization and Enforceability. PREIT GP and Seller each have full corporate and partnership power and authority, respectively, to make, execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate and partnership action, respectively, on the part of PREIT GP and Seller. This Agreement has been duly executed and delivered by PREIT GP and Seller and constitutes the legal, valid and binding obligation of PREIT GP and Seller, enforceable against PREIT GP and Seller in accordance with its terms.


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            (c) No Broker. PREIT GP and Seller have dealt with no broker, finder or other intermediary to whom any fee or commission would be due in connection with the transactions contemplated by this Agreement. PREIT GP and Seller agree to indemnify Buyer and its successors and assigns against and shall hold them harmless from any and all claims, damages, costs or expenses of or for such fees and commissions arising out of an inaccuracy of this representation and warranty, and shall pay all costs of defending any action or lawsuit (including, without limitation, the costs of defending and/or bringing appeals to judgments pertaining thereto) brought to recover any such fees or commissions by third parties, including, without limitation, reasonable attorney's fees and expenses. This indemnity shall survive Closing.

            (d) No Encumbrance. Neither PREIT GP nor Seller have pledged, assigned, transferred or otherwise encumbered the Partnership Interests and PREIT GP and Seller own the Partnership Interests free and clear of any liens, claims or encumbrances.

            (e) Ownership of Partnership Interests. PREIT GP owns the General Partnership Interest and Seller owns the Limited Partnership Interest. The Assignments of Partnership Interests (as hereinafter defined) to be executed by Seller at Closing shall be sufficient to convey all of the interests of Seller in the Partnership to Buyer. The Assignment of Partnership Interest to be executed by PREIT GP at Closing shall be sufficient to redeem all of the interests of PREIT GP in the Partnership. This representation shall survive Closing for a period of one year.

         7. Representations and Warranties of Buyer. Buyer hereby represents and warrants to PREIT GP and Seller as follows:

            (a) Organization and Good Standing. Buyer is a general partnership, duly organized, validly subsisting and in good standing under the laws of the Commonwealth of Pennsylvania.

            (b) Due Authorization and Enforceability. Buyer has full corporate and partnership power and authority to make, execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Buyer has been duly authorized by all necessary corporate action, and this Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

            (c) No Broker. Buyer has dealt with no broker, finder or other intermediary to whom any fee or commission would be due in connection with the transactions contemplated by this Agreement. Buyer agrees to indemnify PREIT GP and Seller and their successors and assigns against and shall hold them harmless from any and all claims, damages, costs or expenses of or for such fees and commissions arising out of an inaccuracy of this representation and warranty, and shall pay all costs of defending any action or lawsuit (including, without limitation, the costs of defending and/or bringing appeals to judgments pertaining thereto) brought to recover any such fees or commissions by third parties, including, without limitation, reasonable attorney's fees and expenses. This indemnity shall survive Closing.

         8. Covenants.

            (a) Existing Loan. PREIT GP, Seller and Buyer will cooperate to provide the information to Lender required by the Loan Documents to permit the transaction contemplated hereby to close without the consent of Lender and will request the release by Lender of PREIT GP, Seller and their affiliates from all liability under the Loan Documents.


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            (b) Satisfaction of Conditions. Without limiting the generality or effect of any other provision hereof, prior to the Closing, subject to the cost allocation as provide in Section 4 above, each of the parties hereto will use their best efforts with due diligence and in good faith to satisfy promptly all conditions required hereby to be satisfied by such party prior to the consummation of the transactions contemplated hereby, including, without limitation, causing all of their respective representations and warranties to remain true and correct.

         9. Operations Prior to Closing. From and after the date hereof through the Closing Date, the Project shall be operated and managed in the same manner as it has been operated by the Partnership prior to the date of this Agreement; provided however except as shall be required to be made in the event an emergency, capital expenditures and capital improvements shall not be made with respect to the Project from and after the date hereof through the Closing Date, except and to the extent currently included in the Partnership's 2003 operating and capital budget, a copy of which is attached hereto as Exhibit "B" and made a part hereof.

         10. Conditions Precedent to Closing.

            (a) Conditions Precedent to Obligations of the Partnership and Buyer. The Partnership's and Buyer's obligations under this Agreement to complete Closing shall be subject to the fulfillment on or as of Closing of each of the following conditions, it being understood that Buyer may, in its sole discretion, waive any or all of such conditions in whole or in part:

                (i) Accuracy of Representations. All representations and warranties of PREIT GP and Seller contained in this Agreement shall be, if specifically qualified by materiality, true in all respects and, if not so qualified, shall be true in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date. PREIT GP and Seller shall have delivered to Buyer a certificate dated the Closing Date to the foregoing effect.

                (ii) Covenants. PREIT GP and Seller shall, in all material respects, have performed and complied with each of the covenants, obligations and agreements contained in this Agreement that are to be performed or complied with by PREIT GP and Seller at or prior to Closing. PREIT GP and Seller shall have delivered to Buyer a certificate dated the Closing Date to the foregoing effect.

            (b) Conditions Precedent to Obligations of PREIT GP and Seller. PREIT GP's and Seller's obligations under this Agreement to complete Closing shall be subject to the fulfillment at or prior to Closing of each of the following conditions, it being understood that PREIT GP and Seller may, in their sole discretion, waive any or all of such conditions in whole or in part:


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                (i) Accuracy of Representations. All representations and
warranties of Buyer contained in this Agreement shall be, if specifically qualified by materiality, true in all respects and, if not so qualified, shall be true in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date. Buyer shall have delivered to PREIT GP and Seller a certificate dated the Closing Date to the foregoing effect.

                (ii) Covenants. Buyer shall, in all material respects, have performed and complied with each of the covenants, obligations and agreements contained in this Agreement that are to be performed or complied with by it at or prior to Closing. Buyer shall have delivered to PREIT GP and Seller a certificate dated the Closing Date to the foregoing effect.

         11. Existing Loan. Promptly following the execution hereof, PREIT GP, Seller and Buyer shall give notice to Lender of the transactions contemplated hereby, Buyer shall provide such information to Lender as Lender shall require, and the Partnership and the Guarantors (as defined in the Loan Documents) shall execute such documents as are required in Section 21(b)(7) of the Mortgage on the Property. PREIT GP, Seller and Buyer shall request Lender to release PREIT GP, Seller and their affiliates from all liability under the Loan Documents executed by PREIT GP and Seller or their affiliates, in form and substance acceptable to PREIT GP and Seller in their sole discretion, but such release will not be a condition to Closing. Neither Buyer nor the Partnership shall be liable for any costs imposed by Lender related to such release. In the event that Lender does not execute a release in form and substance acceptable to PREIT GP and Seller, Buyer shall indemnify and hold PREIT GP and Seller and their affiliates harmless from and against all liabilities under the Loan Documents arising from and after Closing. This indemnity shall survive Closing.

         12. Deliveries at Closing.

            (a) PREIT GP shall deliver to the Partnership at Closing the following:

                (i) The Assignment of Partnership Agreement in the form attached hereto as Exhibit "E";

                (ii) a duly executed Amendment of Certificate of Limited Partnership withdrawing PREIT GP as a general partner in the Partnership; and

                (iii) All certificates required by this Agreement, including a FIRPTA Certificate.

            (b) Seller shall deliver to Buyer at Closing the following:

                (i) The Assignment and Assumption of Partnership Interests, in the form attached hereto as Exhibit "C", dated the Closing Date, duly executed by Seller; and

                (ii) All certificates required by this Agreement, including a FIRPTA Affidavit, as hereinafter provided.

            (c) The Partnership shall redeem the General Partnership Interest by paying the Redemption Amount by wire transfer of immediately available funds to such bank account as PREIT GP shall specify in writing.


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            (d) Buyer shall deliver to Seller at Closing the following:

                (i) By bank wire transfer, the portion of the Purchase Price to be paid at Closing to the bank account specified in writing by Seller;

                (ii) The Promissory Note and Security Agreement duly filled out and executed by Buyer, in the form attached hereto as Exhibit "D";

                (iii) UCC-1 Financing Statements in the form specified by Seller, duly executed by Buyer.

                (iv) All certificates required by this Agreement;

                (v) The Assignment and Assumption of Partnership Interests, in the form attached hereto as Exhibit "C", dated the Closing Date, duly executed by Buyer.

         13. Default.

            (a) If (A) PREIT GP or Seller fails to complete Closing in accordance with the terms of this Agreement, or (B) PREIT GP or Seller has otherwise breached any representation, warranty or covenant contained in this Agreement in any material respect and such breach is not cured within ten (10) days after written notice from Buyer to PREIT GP or Seller specifying such default, then the Partnership and/or Buyer, as their sole remedies shall either
(i) seek specific performance of PREIT GP's or Seller's obligations under this Agreement or (ii) terminate this Agreement by written notice to PREIT GP or Seller, in which latter event the Deposit shall be returned to Buyer, this Agreement shall become null and void and, thereafter, no party shall have any further rights, liabilities or obligations hereunder except as otherwise expressly provided herein.

            (b) If (A) the Partnership or Buyer fails to complete Closing in accordance with the terms of this Agreement, or (B) The Partnership or Buyer has otherwise breached any representation, warranty or covenant contained in this Agreement in any material respect and such breach is not cured within ten (10) days after written notice from PREIT GP and Seller to Buyer specifying such default, then PREIT GP and/or Seller shall have the right to terminate this Agreement and retain the Deposit as liquidated and agreed damages and/or seek any remedy at law or in equity.

         14. "AS-IS".

            (a) THE PROJECT OWNED BY THE PARTNERSHIP SHALL, AT CLOSING, BE IN ITS "AS-IS" CONDITION AND WITHOUT REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, BY PREIT GP AND SELLER. THE PARTNERSHIP AND BUYER ACKNOWLEDGE THAT NEITHER PREIT GP NOR SELLER IS MAKING AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, AS TO THE PROJECT. THE PARTNERSHIP AND BUYER FURTHER ACKNOWLEDGE THAT EACH OF THEM HAVE COMPLETED AND CONDUCTED ANY AND ALL INVESTIGATIONS AND INQUIRIES AS EITHER OF THEM DEEMS NECESSARY OR APPROPRIATE TO EVALUATE THE PURCHASE OF THE SELLER'S PARTNERSHIP INTEREST AND THE REDEMPTION OF THE GENERAL PARTNERSHIP INTEREST.


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            (b) EXCEPT AS OTHERWISE PROVIDED HEREIN, THE PARTNERSHIP AND BUYER
AND ANYONE CLAIMING BY, THROUGH OR UNDER EITHER OF THEM, HEREBY FULLY RELEASES PREIT GP AND SELLER AND THEIR RESPECTIVE PARTNERS, OFFICERS, DIRECTORS, TRUSTEES, EMPLOYEES, CONTRACTORS, AGENTS, SUBSIDIARIES, SHAREHOLDERS, PARENTS AND AFFILIATES AND ITS AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE "INDEMNITIES") FROM ANY AND ALL CLAIMS THAT IT MAY NOW HAVE OR HEREAFTER ACQUIRE AGAINST ANY OF THE INDEMNITIES FOR ANY COST, LOSS, LIABILITY, DAMAGE, EXPENSE, DEMAND, ACTION OR CAUSE OF ACTION ARISING FROM OR RELATED TO ANY CONDITIONS OF THE PROJECT, INCLUDING BUT NOT LIMITED TO, ITS ENVIRONMENTAL CONDITION, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. THE PARTNERSHIP AND BUYER FURTHER ACKNOWLEDGE AND AGREE THAT THIS RELEASE SHALL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH OF ITS EXPRESSED TERMS AND PROVISIONS, INCLUDING BUT NOT LIMITED TO, THOSE RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS, DAMAGES AND CAUSES OF ACTION. THIS COVENANT RELEASING SELLER SHALL BE A COVENANT RUNNING WITH THE LAND AND SHALL BE BINDING UPON THE PARTNERHSIP AND BUYER AND THEIR RESPECTIVE HEIRS, EXECUTORS, ADMINISTRATORS, SUCCESSORS AND ASSIGNS OF EACH OF THEM.

            (c) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THE ACCEPTANCE BY THE PARTNERSHIP AND BUYER OF THE ASSIGNMENT AND ASSUMPTION OF PARTNERSHIP INTERESTS AND THE OTHER DELIVERIES REQUIRED OF PREIT GP AND SELLER SHALL BE DEEMED TO BE A FULL PERFORMANCE BY PREIT GP AND SELLER OF, AND SHALL DISCHARGE PREIT GP AND SELLER FROM, ALL OBLIGATIONS HEREUNDER; AND PREIT GP AND SELLER SHALL HAVE NO LIABILITY THEREAFTER TO BUYER, OR TO THE PARTNERSHIP OR ANY OTHER PERSON, FIRM, CORPORATION OR PUBLIC BODY WITH RESPECT TO THE PARTNERSHIP INTERESTS OR THE PROJECT.

         15. No Survival. Any and all representations and warranties contained in this Agreement or any exhibit attached hereto or any certificate, financial statement or report or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby, and all covenants and agreements contained in this Agreement, unless otherwise expressly provided herein, shall not survive Closing.


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         16. Access to Records; Tax Matters.

            (a) For a period of five (5) years subsequent to the Closing Date, Seller and Seller's Representatives shall be entitled to access during business hours to all documents, books and records given to Buyer by Seller for tax and audit purposes, regulatory compliance, and cooperation with governmental investigations upon reasonable prior notice, and shall have the right, at the requesting party's sole cost and expense, to make copies of such documents, books and records.

            (b) After Closing, Buyer shall cooperate with the Seller fully as and to the extent reasonably requested in connection with the filing of tax returns. Within fifteen (15) days after written request from Seller, Buyer shall deliver its partnership tax return and any other related standard tax filing in its possession or control to Seller, which returns and filings shall be subject to Section 15. The provisions of this Section 14(b) shall survive the Closing.

         17. Confidentiality.

            (a) Except as hereinafter provided, neither Seller nor Buyer will release or cause or permit to be released any press notices or publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause to permit to be announced or disclosed in any manner whatsoever, the terms, conditions or substance of this Agreement without first obtaining the written consent of the other party; provided, however if Buyer or Seller become legally obligated to disclose any confidential information or information other pertinent to the transaction contemplated hereby, each will give the non-disclosing party prompt and timely notice of such fact so that such party may obtain a protective order or other appropriate remedy concerning any such disclosure or waive compliance with the provisions of this Section 15. The disclosing party will cooperate fully with the non-disclosing party in connection with its efforts to obtain a protective order or other appropriate remedy. In the event the non-disclosing party is unable to obtain a protective order or other appropriate remedy with respect to the confidential information, the disclosing party shall have nevertheless used its best efforts to have the confidential information so required to be disclosed treated confidentially; provided, further, notwithstanding anything herein to the contrary, Seller shall have the right to make any disclosure (including public announcements) which Seller reasonably believes (following consultation with its counsel) is required by law or applicable rules of any securities exchange.

            (b) The provisions of this Section 15 shall survive Closing or earlier termination of this Agreement.

         18. FIRPTA. PREIT GP and Seller each represent that it is not a "foreign person" as defined in Section 1445(f)(3) of the Internal Revenue Code. At Closing, PREIT GP and Seller each shall deliver to Buyer a Foreign Investors Real Property Tax Act Certification and Affidavit in form and substance reasonably acceptable to the parties.

         19. Assignment. Neither PREIT GP, Seller nor Buyer may assign, delegate or otherwise transfer any right or obligation under this Agreement, except that Buyer may assign its rights hereunder to an affiliate of Buyer or a partner in Buyer.

         20. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or, if mailed, when mailed by United States first-class, certified or registered mail, postage prepaid, or by reputable overnight courier service, fees prepaid, to the other party at the following addresses (or at such other address as shall be given in writing by any party to the other):

                  If to Buyer, to:      c/o Ginsberg Property Group
                                        950 W. Valley Road
                                        Suite 2902
                                        Wayne, Pennsylvania 19087

                  Copy to:              Greenberg and Trauig, LLP
                                        450 South Orange Avenue
                                        Suite 650
                                        Orlando, Florida 32801
                                        Attn: Russell P. Hintze, Esq



                  If to Seller, to:     c/o PREIT SERVICES, LLC
                                        The Bellevue, Third Floor
                                        200 South Broad Street
                                        Philadelphia, Pennsylvania 19102
                                        Attn: Jeffrey A. Linn

                  With a copy to        PREIT Services, LLC
                                        The Bellevue, Third Floor
                                        200 South Broad Street
                                        Philadelphia, Pennsylvania 19102
                                        Attention: Bruce Goldman, Esq.

                  With a copy to:       Drinker Biddle & Reath LLP
                                        One Logan Square
                                        18th and Cherry Streets
                                        Philadelphia, PA 19103
                                        Attn: Clifford Swain, Esq.

         21. Successors and Assigns. This Agreement, and all rights and powers granted thereby, will bind and inure to the benefit of the parties hereto and their respective successors and assigns.

         22. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

         23. Headings. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

         24. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

         25. Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

         26. Amendment and Waiver. This Agreement shall be amended only by written agreement of all parties hereto.

         27. Entire Agreement. This Agreement and the exhibits hereto, each of which is hereby incorporated herein, set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written.

         28. Time is of the Essence. Time is of the essence with respect to this Agreement.

         29. Partnership Consent. The Partnership hereby consents to the transfer of the Limited Partnership Interests to Buyer.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                               BUYER:

                               COUNTRYWOOD APARTMENTS
                               GENERAL PARTNERSHIP


                               By: Ira Ginsberg
                                   -----------------------------------------
                               Name: Ira Ginsberg
                               Title: General Partner

                               By: Odyssey Capital Group, General Partner


                               By: John P. Kirwin, III
                                   -----------------------------------------
                               Name: John P. Kirwin, III
                               Title: General Partner



                       (signatures continue on next page)

                               SELLER:

                               PREIT ASSOCIATES, L.P.

                               By: Pennsylvania Real Estate Investment
                               Trust, its general partner

                               By: Jonathan B. Weller
                                   -----------------------------------------
                               Name: Jonathan B. Weller
                               Title: President

                               PREIT GP:

                               PR COUNTRYWOOD LLC

                               By: PREIT Associates, L.P., its sole member

                                        By: Pennsylvania Real Estate
                                            Investment Trust, its general
                                            partner

                                        By: Jonathan B. Weller
                                            --------------------------------
                                        Name: Jonathan B. Weller
                                        Title: President

                               PARTNERSHIP:

                               COUNTRYWOOD APARTMENTS
                               LIMITED PARTNERSHIP

                               By: Countrywood Apartments, Inc., General
                               Partner

                               By: Ira Ginsberg
                                   ------------------------------------------
                               Name: Ira Ginsberg
                               Title: President